Exhibit 6(t) (iii)


                        COLLEGE RETIREMENT EQUITIES FUND
                                     (CREF)
                 730 THIRD AVENUE, NEW YORK, NEW YORK 10017-3206

Endorsement to your CREF Rollover Individual Retirement Unit-Annuity Certificate

                          Effective Date: [May 1, 1997]

This endorsement is part of your agreement with CREF, which also includes any prior endorsements. Please read this endorsement, then attach it to your certificate.

The purpose of this endorsement is to introduce a new CREF Account. We have also added a provision describing tax-free rollovers and clarified the provisions on transfers within the TIAA-CREF system.

From now on, unless we indicate otherwise, any references in your certificate to the term "Transfer" should be understood to refer to the term "Internal Transfer" described below.

THE ACCOUNTS PROVISION IS MODIFIED BY ADDING THE INFLATION-LINKED BOND ACCOUNT AS FOLLOWS:

     ACCOUNTS. CREF maintains the following eight investment Accounts, each with its own distinct investment portfolio:

          The CREF STOCK ACCOUNT maintains a broadly diversified portfolio consisting primarily of common stocks.

          The CREF MONEY MARKET ACCOUNT maintains a portfolio consisting primarily of short-term debt securities and money market instruments.

          The CREF BOND MARKET ACCOUNT maintains a portfolio consisting primarily of investment grade fixed income securities.

          The CREF SOCIAL CHOICE ACCOUNT maintains a portfolio consisting of common stocks, investment grade fixed income securities and short-term debt securities.

          The CREF GLOBAL EQUITIES ACCOUNT maintains a broadly diversified portfolio consisting primarily of foreign and domestic common stocks.

          The CREF GROWTH ACCOUNT maintains a portfolio consisting primarily of common stocks that we believe present the opportunity for exceptional growth.

          The CREF EQUITY INDEX ACCOUNT maintains a portfolio consisting primarily of domestic stocks selected to track the overall U.S. stock market.

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          The CREF INFLATION-LINKED BOND ACCOUNT maintains a portfolio consisting primarily of inflation-indexed bonds issued by the U.S. Government and its agencies, foreign governments and other corporate entities.

     In the future, CREF may establish other Accounts with other investment portfolios.

THE FOLLOWING TERMS ARE ADDED TO THE TERMS USED IN THIS CERTIFICATE:

     Your COMPANION TIAA CONTRACT is the Rollover Individual Retirement Annuity contract, if any, issued to you on the same date this certificate was issued. TIAA is a companion organization to CREF.

     An INTERNAL TRANSFER is the movement of accumulations between the CREF Accounts, or between this certificate and your Companion TIAA Contract. The provisions concerning Internal Transfers are set forth below.


THE TRANSFERS PROVISION IS REPLACED WITH THE FOLLOWING:

     INTERNAL TRANSFERS. Any time before your Annuity Starting Date, you may transfer some or all of your Accumulation Units from a CREF Account under your certificate to purchase Accumulation Units in one of the other CREF Accounts under your certificate, or to your Companion TIAA Contract. Any Internal Transfer to TIAA is subject to the terms of your Companion TIAA Contract. CREF may limit Internal Transfers from each Account to not more than one in each calendar quarter.

          You may transfer your entire Accumulation in an Account, or any part thereof not less than $1,000.

          An Internal Transfer will be effective as of the end of the Business Day in which CREF receives, in a form acceptable to CREF, your request for an Internal Transfer. You may defer the effective date of the Internal Transfer until any Valuation Day following the date on which we receive your request. CREF will determine all values as of the end of the effective date. You can't revoke a request for an Internal Transfer after its effective date.

          The number of your Accumulation Units will be reduced by the number of units transferred. If all of your Accumulation Units under your certificate are withdrawn as an Internal Transfer, all obligations of CREF to you under this certificate are fulfilled.


THE PAYMENT OF THE LUMP-SUM BENEFIT PROVISION IS MODIFIED BY THE FOLLOWING:

     You may choose to defer the effective date of the Lump-sum Benefit until any Valuation Day following the date on which we receive the above requirements, and all values will be determined as of the end of such effective date.

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     The  Lump-sum Benefit may be paid to:

          A)   you as a cash withdrawal;or
          B) another Funding Vehicle as a tax-free rollover as described in the Right to a Tax-Free Rollover provision below.


THE FOLLOWING PROVISION IS ADDED TO THE GENERAL PROVISIONS:

     RIGHT TO A TAX-FREE ROLLOVER. If you (or your surviving spouse or alternate payee under a qualified domestic relations order) receive a distribution from your certificate which qualifies as an eligible rollover distribution under IRC Section 402(c)(4), you (or your surviving spouse or alternate payee under a qualified domestic relations order) may elect to have any portion of it paid as a direct rollover to an eligible retirement plan, as described below.

     An eligible retirement plan is:

          A)   an individual retirement account or annuity described in IRC
               Section 408;

          B) if your certificate is part of a tax deferred annuity plan described in IRC Section 403(b), another such tax deferred annuity plan that accepts the eligible rollover distribution; or

          C)   if your certificate is part of a qualified plan described in IRC
               Section 401(a) or 403(a), another such qualified plan that accepts the eligible rollover distribution.


     An eligible retirement plan for a surviving spouse is only an individual retirement account or annuity described in IRC Section 408.


                                                                    Chairman and
                                                         Chief Executive Officer
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